EXHIBIT 99.1

CORRECTING and REPLACING Raser Technologies Announces Third Quarter 2010 Financial Results

CORRECTION...by Raser Technologies, Inc.

PROVO, Utah--(BUSINESS WIRE)-- Please replace the release dated Nov. 9, 2010 with the following corrected version due to multiple revisions.

RASER TECHNOLOGIES ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

Raser Technologies, Inc. (OTCBB: RZTI), an energy technology company, today announced financial results for the third quarter and nine-month period ended September 30, 2010.

Recent Highlights:

•
Raser signed a Letter of Intent (LOI) with a private investor for the purpose of forming and capitalizing Via Automotive Inc., a new and independent electric vehicle company. As part of the agreement, Via Automotive, Inc., a Delaware corporation, will purchase certain of our Transportation and Industrial Business segment assets for $2.5 million in cash ($1.5 million to be paid at closing and $1.0 million to be paid on or before December 20, 2010) , and the issuance to us of 39% of the common shares of Via Automotive. The LOI also provides that the private investor will capitalize Via Automotive with an additional $2.0 million and that Via Automotive will assume certain identified liabilities. Via Automotive anticipates raising an additional $10 million in the first quarter of 2011 with no dilution to Raser’s equity position.

•
Successfully re-entered a well (TFD-55-7) at the Lightning Dock project located in the Animas basin in southwestern New Mexico. The well produced water temperatures above 300 degrees Fahrenheit. Ultimately, Raser believes the Lightning Dock project will be a 15 megawatt power plant.

•
Obtained preliminary financing with Evergreen-FE Lightning Dock, LLC (Evergreen-FE) for the development of the Lightning Dock, New Mexico geothermal project (LDG). The agreement contemplates that Evergreen-FE will invest $15.3 million in exchange for a 51% interest in the project and that Raser will develop and manage the project, subject to the negotiation and execution of definitive agreements satisfactory to the parties. The agreement provides for an initial investment in the form of loans of up to approximately $2 million to LDG to fund certain resource development of the project. Upon execution of definitive documents governing Evergreen-FE's equity investment in LDG, the loan balance will be credited toward the purchase price payable by Evergreen-FE for its interest in LDG.

•
Lightning Dock Geothermal HI-01, LLC signed term sheet with Ormat Nevada, Inc., a subsidiary of Ormat Technologies, Inc., to provide the engineering, procurement and construction of the Lightning Dock project. The broad scope of work includes the installation of two large Ormat binary turbo generators and all associated above-ground plant equipment including, but not limited to, well field pumps, pipelines, cooling towers, electric interconnection equipment and transmission equipment.

•
Entered into an agreement to repay a substantial portion of the debt held by the senior secured lender, Prudential, of Thermo No. 1. Under the arrangement, the lender received an immediate payment of $27 million out of project escrow accounts and waived compliance with certain debt-related covenants and obligations until February 1, 2011. In addition, Raser is required to make an additional payment of up to $6.25 million by February 1, 2011.

•	Re-paid $2.5 million of Raser’s $5.3 million line of credit balance pursuant to the issuance of stock and warrants of Raser.

•	Made significant progress in the marketing of the Thermo No. 1 plant. We expect to close this transaction in the first quarter of 2011.

“We are very pleased with the progress we made in the third quarter,” said Raser Chief Executive Officer Nick Goodman. “We are moving forward in several key areas including: the separation of the renewable energy and automotive segments of the Company, the development of our Lightning Dock project and the sale of Thermo No. 1.”

Financial Results

During the three months ended September 30, 2010, we recognized revenue totaling $1.0 million compared to $0.8 million of revenue during the same period in 2009. During the second quarter of 2009, we began selling electricity generated by our Thermo No. 1 geothermal power plant to the City of Anaheim. During the third quarter of 2010, we generated and sold approximately 11,686 MW hours of electricity compared to 9,819 MW hours of electricity during the same period in 2009.

Cost of revenue for the three months ended September 30, 2010 totaled $1.4 million compared to $2.9 million for the same period in 2009. The decrease in cost of revenue for 2010 was primarily due to the decrease in depreciation expense of $0.7 million due to a reduction of the basis in the Thermo No. l plant by 30% due to receipt of the federal grant in 2009 and an impairment in the fair value of the Thermo No. 1 plant that occurred during the second quarter of 2010 that also reduced the amount of depreciation expense over the estimated useful life of the plant.

Gross margin was approximately ($0.3) million for the third quarter compared to gross margin of approximately ($2.0) million during the same period in 2009.

As previously disclosed, management is actively engaged in the sale of all or a portion of its interest in the Thermo No. 1 plant, to help establish the value of other geothermal interests in Raser’s portfolio as well as further capitalize the Company and pay down debt.

Mr. Goodman added, “We are committed to building a stronger financial foundation for Raser. This includes extinguishing debt and capitalizing the Company. Raser has one of the largest resource portfolios in the geothermal industry, and we believe as we prove out these resources we will see value return to the Company.”

Total operating expenses were $3.8 million for the third quarter of 2010 compared to $4.0 million for the third quarter of 2009.

Included in the operating expenses were:

•
General and administrative expenses decreased by approximately $0.7 million to $1.7 million for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009. Non-cash employee compensation associated with general and administrative employees decreased $0.4 million from $0.7 million for the three months ended September 30, 2009 to $0.3 million for the quarter ended September 30, 2010. The decrease was primarily due to general staff reductions and accounting adjustments for forfeitures of non-cash compensation awards.

•
Power project development expenses during the three months ended September 30, 2010 remained relatively flat at $1.2 million compared to the three months ended September 30, 2009. During the third quarter of 2010, employment related costs decreased approximately $0.2 million due primarily to reassigning responsibilities for certain employees, resulting in a change in classification from power project development costs to cost of revenues and general staff reductions at the beginning of the third quarter of 2010. Equity based non-cash employee compensation associated with power project development employees and other operating costs for the three months ended September 30, 2010 decreased by approximately $0.1 million as compared to the third quarter of 2009.

•
Research and Development expense increased from $0.4 million in the three months ended September 30, 2009 to $0.9 million for the three months ended September 30, 2010. Equity based non-cash employee compensation associated with research and development employees decreased by $0.1 million during the three months ended September 30, 2010 compared to the same period in 2009. This was due primarily to decreased headcount as a result of our decision to reduce the cash requirements associated with the research and development activities at our design center in 2009 and accounting adjustments for forfeitures of non-cash compensation awards.

•
Non-controlling interest decreased by $0.2 million during the three months ended September 30, 2010 compared to the three months ended September 30, 2009. The decrease resulted from the withdrawal and redemption of Merrill Lynch’s interest in the Thermo Subsidiary in connection with amendments to the Thermo No. 1 financing arrangements in December 2009. As a result, we own 100% of the Thermo Subsidiary, thereby eliminating the non-controlling interest.

Raser’s net loss applicable to common stockholders for the three months ended September 30, 2010 was approximately $11.7 million, or $(0.13) per basic and diluted share (based on 92.9 million shares outstanding) compared to a net loss applicable to common stockholders of $3.8 million, or $(0.05) per basic and diluted share (based on 74.9 million shares outstanding) for the three months ended September 30, 2009.

During the nine months ended September 30, 2010, we recognized revenue totaling $3.1 million compared to revenue of $1.3 million during the same period in 2009. During the second quarter of 2009, we began selling electricity generated by our Thermo No. 1 geothermal power plant to the City of Anaheim. During the nine months ended September 30, 2010, we generated and sold approximately 34,690 MW hours of electricity compared to 14,695 MW hours of electricity during the same period in 2009.

Cost of revenue for the nine months ended September 30, 2010 totaled $5.2 million compared to $4.7 million for the same period in 2009. The increase in cost of revenue for 2010 was due to the increase sales of electricity from the Thermo No. 1 plant during the nine months ended September 30, 2010 as compared to the same prior year period. Gross margin was approximately $(2.2) million year to date compared to gross margin of approximately $(3.5) million during the same period in 2009. Total operating expenses for the year were $64.5 million compared to $15.7 million during the same period in 2009.

Raser’s net loss applicable to common stockholders for the nine months ended September 30, 2010 was $84.5 million, or $(0.97) per basic and diluted share (based on 87 million shares outstanding), compared to a net loss applicable to common stockholders of $14.2 million, or $(0.21) per basic and diluted share (based on 68 million shares outstanding) for the nine months ended September 30, 2009.

Conference Call with Investors

Management will host a conference call to discuss the results with the investment community on Tuesday, November 9, 2010 at 5:00 p.m. ET (3:00 p.m. MT). Anyone interested in participating should call 877-407-4018, if calling within the United States, or 201-689-8471, if calling internationally. A replay will be available until November 16, 2010, which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please enter passcode 360614 to access the replay. The call will also be accompanied by a live webcast over the Internet and will be accessible at http://www.talkpoint.com/viewer/starthere.asp?Pres=133192.

About Raser Technologies

Raser (OTCBB: RZTI) is an environmental energy technology company focused on geothermal power development and technology licensing. Raser’s Power Systems segment develops clean, renewable geothermal electric power plants with one operating plant in southern Utah and eight active and early stage projects in four western United States: Utah, New Mexico, Nevada and Oregon, as well as a concession for 100,000 acres in Indonesia. Raser’s Transportation and Industrial segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser’s award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our beliefs about our ability to sell the Thermo No. 1 plant; our beliefs about our ability to negotiate definitive agreements and close the sale of our Transportation and Industrial segment to Via Automotive; our beliefs about our ability to negotiate definitive agreements with Evergreen-FE regarding its potential investment in Lightning Dock; our beliefs about our ability to negotiate definitive agreements with Ormat regarding its potential provision of engineering, procurement and construction services for the Lightning Dock project; our beliefs regarding our ability to make the required payment to the Thermo lender on or before February 1, 2011; our beliefs about preliminary drilling results; our beliefs about the potential for power generation on our leased properties; our beliefs about our ability to exploit the available geothermal resources; our beliefs about the expected timing relating to the completion of our geothermal power projects; our beliefs about our ability to obtain adequate development funding; our beliefs about our ability to utilize available technologies to produce electric power from the available resources; our beliefs about the geothermal market in general; our beliefs about the performance and market applicability of our products; our beliefs about the strength and enforceability of our agreements, our beliefs about the performance capabilities of our technology; our beliefs about the capabilities, expertise and intentions of our partners; and our ability to hire, train and retain key personnel. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology and third-party technology for the intended applications; our ability to secure necessary permits; the strength of our intellectual property; our ability to attract, train and retain key personnel; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended June 30, 2010, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$136,891	$41,782
Restricted cash	2,198,653	76,921
Federal grant receivable	—	32,990,089
Trade accounts and notes receivable, net	620,622	336,788
Restricted short-term marketable securities (held to maturity)	—	2,191,339
Prepaid expenses and short-term deposits	795,627	1,050,590

Total current assets	3,751,793	36,687,509
Restricted cash	75,337	9,074,770
Land	1,811,063	1,811,063
Geothermal property, plant and equipment, net (held for sale)	30,013,891	80,433,597
Power project leases and prepaid delay rentals	6,807,459	6,530,946
Geothermal well field development-in-progress	1,011,508	885,586
Power project construction-in-progress	8,522,353	8,278,500
Equipment, net	521,455	606,421
Intangible assets, net	1,555,510	1,552,425
Deferred financing costs, net	2,173,993	6,928,593
Other assets	1,436,064	1,402,752

Total assets	$57,680,426	$154,192,162

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$10,712,508	$16,677,632
15.00% senior secured note, net of discount of $— and $1,232,846, respectively	20,750,000	18,767,154
Unsecured line of credit, net of discount of $— and $33,399, respectively	5,225,416	5,528,553
Short-term portion of long-term notes	2,197,726	1,937,290
Short-term 7.00% senior secured note (non-recourse), net of discounts of $890,378 and $—, respectively	9,037,714	—
Deferred revenue and credits	297,524	200,000

Total current liabilities	48,220,888	43,110,629
Asset retirement obligation	3,012,449	2,749,342
Long-term 7.00% senior secured note (non-recourse), net of discounts of $— and $4,469,481, respectively	—	24,772,966
Long-term 8.00% convertible senior notes	55,000,000	55,000,000
Warrant liabilities	1,031,368	11,724,219

Total liabilities	107,264,705	137,357,156

Contingencies and commitments, (Notes A, B)
Preferred stock, $.01 par value, 5,000,000 shares authorized;
Series A-1 cumulative convertible preferred stock, 5,000 shares authorized, issued and outstanding; liquidation preference of $5,000,000	5,000,000	—
Stockholders’ equity (deficit):
Common stock, $.01 par value, 250,000,000 shares authorized, 96,191,219 and 79,266,927 shares issued and outstanding, respectively	961,912	792,669
Additional paid in capital	138,627,171	125,757,611
Accumulated deficit	(194,173,362)	(109,715,274)

Total stockholders’ equity (deficit)	(49,584,279)	16,835,006

Total liabilities and stockholders’ equity (deficit)	$57,680,426	$154,192,162

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenue	$1,030,350	$845,265	$3,059,272	$1,252,506
Cost of revenue
Direct costs	1,333,763	2,150,652	4,013,460	3,283,296
Depreciation and amortization	26,203	735,126	1,251,084	1,445,900

Gross margin	(329,616)	(2,040,513)	(2,205,272)	(3,476,690)

Operating expenses
General and administrative	1,662,096	2,352,612	6,253,402	7,633,943
Power project development	1,205,029	1,245,849	4,595,080	6,509,230
Research and development	895,800	364,557	1,500,037	1,592,124
Impairment of Thermo No. 1 plant	—	—	52,189,174	—

Total operating expenses	3,762,925	3,963,018	64,537,693	15,735,297

Operating loss	(4,092,541)	(6,003,531)	(66,742,965)	(19,211,987)
Interest income	1,304	33,538	30,739	122,342
Interest expense	(9,827,917)	(3,481,165)	(15,299,481)	(8,714,110)
Make-whole fee	—	—	(7,031,703)	—
Gain on derivative instruments	2,739,517	5,918,100	8,472,298	12,917,454
Other	160,298	—	(84,233)	(131,442)

Loss before income taxes	(11,019,339)	(3,533,058)	(80,655,345)	(15,017,743)
Tax benefit (expense)	—	—	—	—

Net loss	$(11,019,339)	$(3,533,058)	$(80,655,345)	$(15,017,743)
Preferred dividend	(107,852)	—	(277,952)	—
Deemed dividend – accretion of discount of Series A-1 cumulative convertible preferred stock	(563,966)	—	(3,524,790)	—
Non-controlling interest in the Thermo No. 1 subsidiary	—	(248,513)	—	806,458

Net loss applicable to common stockholders	$(11,691,157)	$(3,781,571)	$(84,458,087)	$(14,211,285)

Loss per common share-basic and diluted	$(0.13)	$(0.05)	$(0.97)	$(0.21)

Weighted average common shares-basic and diluted	92,858,000	74,881,000	86,977,000	68,321,000

Contacts

Raser Technologies, Inc.
Issa Arnita
Investor Relations
801-765-1200
investorrelations@rasertech.com

Source: Raser Technologies, Inc.